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                                                                      Exhibit 99



                                                       FOR IMMEDIATE RELEASE:

                                                       CONTACTS FOR OMNICARE:
                                                       Cheryl D. Hodges
                                                       513/762-6967
                                                             or
                                                       Gary L. Rhodes
                                                       513/762-6660

                         OMNICARE TO REDEEM OUTSTANDING
                      5 3/4% CONVERTIBLE SUBORDINATED NOTES
                      -------------------------------------

     CINCINNATI, OHIO, September 10, 1996 . . . Omnicare, Inc. (NYSE:OCR) today announced that it intends to call for redemption all of its outstanding 5 3/4% Convertible Subordinated Notes due 2003 ("Notes"). The Company currently has approximately $73.6 million in such Notes outstanding. The Notes are to be redeemed on October 10, 1996.

     The Notes can be converted into shares of Omnicare common stock at a conversion price of $7.22 per share, or 138.52 shares per $1,000 principal amount of Notes. Based upon the closing price of Omnicare common stock on September 9, 1996 of $28.00 per share, the market value of the shares issuable per $1,000 principal amount of Notes is $3,878.56. Conversion rights on the securities will expire at 5:00 p.m. New York City time on October 3, 1996. Conversion of all outstanding Notes would result in the issuance of 10.2 million new shares of Omnicare common stock. Notes not converted into common stock will be redeemed at a total redemption price of $1,039.74 in cash per $1,000 principal amount of Notes, including accrued interest. On and after October 10, 1996, interest will cease to accrue.

     Omnicare said that the conversion of the $73.6 million in Notes will not only result in reduced interest expense and increased cash flow, but will also enhance the Company's financial position. After conversion, Omnicare's long-term debt to total capital will be reduced to less than 1%. Conversion of the Notes will not have a dilutive impact on the Company's fully-diluted earnings per share, since the calculation of this item historically assumes 100% conversion.



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     The Conversion and Paying Agent is NBD Bank in Detroit, Michigan.
Shareholder Communications Corporation, 17 State Street, New York, New York 10004 will act as Information Agent for the Notes. Official notice of redemption will be mailed to all holders. For further information contact Shareholder Communications Corporation at 1-800-877-8579.

     Omnicare, headquartered in Cincinnati, Ohio, is the nation's leading independent provider of professional pharmacy and related consulting services for long-term care facilities such as nursing homes, retirement centers and other institutional health care facilities. It currently provides pharmacy services to over 264,000 residents in long-term care facilities across the United States.


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